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                                                                    Exhibit 23.1

The Board of Directors
Home Shopping Network, Inc.

We consent to incorporation by reference in the registration statement on Form S-8 of Home Shopping Network, Inc. (filed on April 21, 1995) of our report dated February 15, 1995, except as to the last paragraph of Note P which is as of March 15, 1995, relating to the consolidated balance sheets of Home Shopping Network, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1994 and the four months ended December 31, 1992, which report appears in Home Shopping Network, Inc.'s 1994 Annual Report, and is incorporated by reference into the December 31, 1994 annual report on Form 10-K.

                                                        KPMG Peat Marwick LLP

April 21, 1995
St. Petersburg, Florida